Exhibit 10.19

FIRST AMENDMENT

TO CUSTOMER AGREEMENT

            This First Amendment to Customer Agreement (“Amendment”), effective as of January 20, 2013 (the “Effective Date”), is between Callaway Golf Company, a Delaware corporation (“Callaway”), Saint Andrews Golf Shop, Ltd., a Nevada limited liability company (“Saint Andrews”) and All-American Golf Center, Inc., a Nevada corporation (“AAGC”), and amends that certain Customer Agreement between Callaway, Saint Andrews and AAGC, dated June 19, 2009 (“Agreement”). Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to them in the Agreement. The Agreement is hereby amended as follows:

            1.         AAGC will immediately be authorized, and shall use reasonable efforts to, contact, negotiate and execute a non-exclusive definitive written contract with a potential alternative retail branding partner by June 30, 2013.

            2.         During the first and second calendar quarters of 2013 the Center will continue operating as the “Callaway Golf Center” and will continue to feature and sell Callaway Golf retail products exclusively. During this time period Callaway will only be obligated to provide AAGC the following: a minimum number of staff uniforms and an adequate quantity of range balls in order to maintain a quality guest experience (specific amounts to be mutually agreed by the parties). Except as otherwise set forth herein, all other provisions of the Agreement shall not apply. As such, Callaway will not be required to contribute the additional contracted retail account credits, marketing funds, rental sets, nor pay any other fees, costs or expenses due under the Agreement.

            3.         If by June 30, 2013, AAGC is successful in executing a written contract with an alternative non-exclusive retail branding partner, the Agreement and this Amendment shall terminate as of that date and AAGC will have the option to remove, at its sole cost and expense, all Callaway Golf branding from the outside of the Center (with the exception of the outdoor fitting/demo areas as provided below) without liability. In the event, however, that AAGC is not successful in executing a written agreement with an alternative non-exclusive  retail branding partner by June 30, 2013, the Agreement shall terminate but AAGC will retain an option to continue operating the Center under the Callaway Golf brand (including the use of the Performance Center Equipment) throughout the entire term of the current ground lease to include all ground lease option years subject only to the provisions of the Trademark License Agreement between Callaway Golf Company and Saint Andrews Golf Corporation dated December 30, 1998, as amended (the “Trademark Agreement”). In such event, the parties agree to amend the Trademark Agreement in accordance with the foregoing.

            4.         In the event that AAGC executes a non-exclusive written agreement with an alternative retail branding partner by June 30, 2013, Callaway shall have the right, exercisable by Callaway in its sole discretion no later than July 31, 2013, to feature Callaway Golf products in the 2nd position within the retail store area and outdoor fitting/demo areas (e.g., driving range and practice locations at the facility). In such case, Callaway Golf Company will, at its own expense, reasonably and without damaging the facility, remove all proprietary Performance Center equipment from the facility.  Further, the Trademark Agreement will remain in effect for Callaway Golf products in the 2nd position and Callaway will provide and honor off-invoice product discounts and co-op incentive rebates as follows (applicable to all products purchased after December 31, 2012 and includes all appropriate net downs, credits, RA’s, etc.):

•        Off-Invoice Discount: 10% off on all Equipment, golf balls, accessories, and Callaway Golf Travel accessories travel items at all Boreta operated stores (excluding close out or other off price items and logo items). Callaway will use reasonable efforts to facilitate development of a pricing structure between Saint Andrews and Perry Ellis and AMG. However, Saint Andrews shall be ultimately responsible for establishing such arrangements with Perry Ellis and AMG as it sees fit.

•        Co-op: Additional incentives based on cumulative 2013 purchases in qualified sales (off price items excluded) from all Boreta operated stores:

      $1,400,000 – 1,650,000: Receive 2% rebated invoice credit

      $1,650,001-$1,900,000: Receive 4% rebated invoice credit

                                    $1,900,001 Receive 5% rebated invoice credit

            **Rebated invoice credit goes back to dollar $1 and such rebate shall be calculated on a [timeframe] basis.

            5.         In the event that AAGC executes a definitive written agreement with an alternative non-exclusive retail branding partner by June 30, 2013 and Callaway Golf Company chooses not to retain its second position branding at the facility (as described above), the Trademark Agreement and the Agreement, as amended hereby, shall be considered terminated without any further liability to any party and Callaway Golf Company will, at its own expense, reasonably and without damaging the facility, remove all proprietary Performance Center equipment from the facility. AAGC and Saint Andrews shall reasonably cooperate with Callaway in that regard.  Further, Callaway shall not, within a ten (10) mile radius of the facility, own, operate, or license a Callaway-branded retail store or performance center.

            6.         The parties shall maintain the confidentiality of this Amendment and shall not disclose the terms of this Amendment to any third parties without the prior written consent of the other parties to this Amendment.

            7.         Except as set forth herein, all other terms and conditions of the Agreement shall remain the same and continue in full force and effect. The Agreement, as hereby amended, sets forth the entire understanding of the parties with respect to the subject matter hereof, and no other representations, warranties or agreements whatsoever have been made by the parties which are not contained herein. Neither the Agreement nor this Amendment shall be modified, amended or terminated except by another instrument in writing executed by the parties.  The prevailing party in any litigation involving this Agreement will be reimbursed by the non-prevailing Party for all costs and expenses, including, without limitation, reasonably attorney fees and costs incurred by such prevailing party.

            IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the dates set forth below.

CALLAWAY GOLF COMPANY                                     SAINT ANDREWS GOLF SHOP, LTD.

By:/s/ Glenn Hickey                                                    By: /s/ Ronald S. Boreta

      Glenn Hickey                                                              Ronald S. Boreta, Manager

      Vice President, Sales

Date: 3/9/13                                                               Date: 2/19/13

                                                                                    ALL-AMERICAN GOLF CENTER, INC.

                                                                                    By: /s/ Ronald S. Boreta

                                                                                         Ronald S. Boreta, President

                                                                                    Date: 2/19/13